Filed Pursuant to Rule 424b5
                              File Number 33-65079


                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1996
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 5, 1996


                                  $100,000,000

                                [UNIVERSAL LOGO]

                           % NOTES DUE FEBRUARY    , 2006

                 (INTEREST PAYABLE FEBRUARY     AND AUGUST    )

     Interest on the Notes is payable semi-annually in February and August of
each year commencing August   , 1996. The Notes will bear interest at the rate
of    % per annum and will mature on February   , 2006.

     The Notes will be issued in fully registered, book-entry form in denominations of $1,000 and integral multiples thereof. The Notes are not redeemable prior to maturity and have no sinking fund provisions.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                RELATES. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                                                        UNDERWRITING
                                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                                PUBLIC*                 COMMISSIONS+               COMPANY*++
Per Note............................................              100%                       %                         %
Total...............................................          $100,000,000                   $                         $

* Plus accrued interest, if any, from February   , 1996.

+ The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

++ Before deducting expenses payable by the Company, estimated at $180,000.

     The Notes are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the Notes will be delivered in
book-entry form only, on or about February   , 1996, through the facilities of
The Depository Trust Company, New York, New York, against payment therefor in immediately available funds.

DILLON, READ & CO. INC.                               WHEAT FIRST BUTCHER SINGER

          The date of this Prospectus Supplement is February   , 1996.


THIS PRELIMINARY PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Universal Corporation (the "Company"), headquartered in Richmond, Virginia, was founded in 1918 and, through its subsidiaries, is the world's largest independent tobacco merchant as well as a leading lumber and building products distributor in Holland. In addition, the Company is engaged in a number of value-added agri-product enterprises. Universal operates in over 30 countries and employs approximately 30,000 people.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby
are estimated at $       , after the deduction of the underwriting discounts and
estimated expenses of this offering. The Company is selling the Notes in order to obtain long-term funding in anticipation of repurchasing prior to maturity, or repaying upon maturity, approximately $105 million aggregate principal amount of maturing long-term debt having a weighted average interest rate of approximately 8%, including approximately $70 million of senior notes that will mature during the next thirteen months. Pending such use, the net proceeds from the sale of the Notes will be used to repay a portion of the Company's short-term bank debt and commercial paper having a weighted average interest rate of 5.7% and a weighted average maturity of 26 days as of February 1, 1996. Approximately $15 million of this short-term bank debt was incurred in connection with the repayment of senior notes that matured in August 1995.

                              DESCRIPTION OF NOTES

     The Notes are to be issued under an Indenture, dated as of February 1, 1991 (the "Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee"), which is more fully described in the accompanying Prospectus under "Description of Debt Securities."

     The Notes are limited to $100,000,000 in aggregate principal amount. The Notes will be issued only in book-entry form in denominations of $1,000 and
integral multiples of $1,000, will bear interest from February   , 1996 at the
annual rate set forth on the cover page of this Prospectus Supplement, and will
mature on February   , 2006. Interest will be payable semi-annually on February
  and August   of each year, commencing August   , 1996, to the persons in whose
names the Notes are registered at the close of business on the applicable
Regular Record Date, which is the February   or August   next preceding such
interest payment date. The Notes will not be redeemable by the Company prior to their stated maturity date and will not be subject to any sinking fund.

     Principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 55 Water Street, New York, New York; provided, however, that at the option of the Company payment of interest may be made by check mailed to the registered Holders of the Notes.

     Upon issuance, all Notes will be represented by one or more fully registered global Notes (each, a "Global Note"). Such Global Notes will be deposited with or on behalf of The Depository Trust Company, as Depositary (the "Depositary") and registered in the name of a nominee of the Depositary. No beneficial owners of Notes will be entitled to receive Notes in definitive form except in the limited circumstances described in the Prospectus.

                                  UNDERWRITING

     The names of the Underwriters of the Notes, and the aggregate principal amount of the Notes which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting
Agreement and the related Terms Agreement each dated February   , 1996, are as
follows:

                                                                                          PRINCIPAL
                                                                                          AMOUNT OF
                                     UNDERWRITER                                            NOTES
Dillon, Read & Co. Inc................................................................   $
Wheat, First Securities, Inc..........................................................
  Total...............................................................................   $100,000,000

     If any Notes are purchased by the Underwriters, all Notes will be so purchased. The Notes are being initially offered severally by the Underwriters for sale directly to the public at the price set forth on the cover hereof under "Price to Public" and to certain dealers at such price less a concession not in
excess of    % of the principal amount. The respective Underwriters may allow,
and such dealers may reallow, a concession not exceeding    % of the principal
amount on sales to certain other dealers. The offering of Notes is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of Notes. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters from time to time have provided, and may in the future provide, investment banking services to the Company, for which they have received and would receive compensation.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER BY THE COMPANY OR BY ANY UNDERWRITER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANY OR SUCH UNDERWRITER TO MAKE SUCH OFFER IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                        PAGE
                PROSPECTUS SUPPLEMENT
The Company..........................................   S-2
Use of Proceeds......................................   S-2
Description of Notes.................................   S-2
Underwriting.........................................   S-3


                     PROSPECTUS
Available Information................................     2
Incorporation of Certain Documents
  by Reference.......................................     2
The Company..........................................     2
Ratio of Earnings to Fixed Charges...................     3
Use of Proceeds......................................     3
Description of Debt Securities.......................     3
Limitations on Issuance of
  Euro-Securities....................................    14
Foreign Currency Risks...............................    14
United States Taxation...............................    14
Plan of Distribution.................................    21
Validity of Debt Securities..........................    22
Experts..............................................    22

                                  $100,000,000

                                [UNIVERSAL LOGO]

                                     % NOTES DUE
                               FEBRUARY    , 2006

                             PROSPECTUS SUPPLEMENT

                            DILLON, READ & CO. INC.

                           WHEAT FIRST BUTCHER SINGER